[TEXT]
                                                                EXHIBIT 10.17

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                         EMPLOYMENT ARRANGEMENTS FOR
          W. LEO KIELY III, ALVIN C. BABB AND WILLIAM H. WEINTRAUB



February 4, 1993


Mr. Leo Kiely
1912 MacGregor
Plano, TX  75093

Dear Leo,

It is a pleasure for me to forward this offer of employment and compensation for your consideration. I have made a few changes from the previous document we have reviewed, and I hope I have covered all the issues. I would be happy to discuss any of the items with you if you have further questions.

This offer is subject to your election by the board of directors (scheduled for February 11, 1993). You will be happy to know that a pre-employment physical examination is not required.

Your official starting date of employment will be March 1, 1993.

POSITION:              PRESIDENT/COO

BASE SALARY:           $30,000 per month ($360,000 annual)
                       reviewed annually and adjusted January 1 of each year.

OFFICER'S SALARY:      $10,000 lump sum paid July 1 each year.  (Not included
                       in base pay for bonus calculation.)

BONUS: 50% of base pay as target paid out each year by end of February.
                       50% of base pay guaranteed in year 1 and 2.

RELOCATION BONUS:      Our relocation policy provides for an option to get 2-3
                       appraisals on your home and pay you immediately the average and the company would then sell the home, or you may choose to sell the home yourself if you believe you can do better. You have indicated that your cost in the home may be greater than current market by as much as $150,000. We will pay you ("grossed up") up to that amount above the appraised value of your home.

LONG-TERM INCENTIVE:   It is my desire for you to have a major opportunity to
                       earn significant cash/equity reward (in the 7 digit range annually) for leading the company in the achievement of its financial and growth goals. A program is being developed for senior management which will be put into place next year. You should be a key architect of that plan. The plan will be bi-directional with focus on increasing stockholder value as well as volume growth. I anticipate three year rolling plans with a minimum threshold for any payout and an upper end opportunity at 400% annual salary. The parameters need to be established and then approved by the board.

SEPARATION/            I anticipate a long and mutually rewarding
SEVERANCE:             relationship.  For the record, your employment is "at
                       will" with no obligation to either you or the company to continue this relationship for a set length of time. In the unlikely event that something goes awry for reasons other than cause during the first 18 months of employment, we will pay your base salary monthly for a period of 30 months and your guaranteed bonus for that same period of 30 months. If such an event happens after 18 months, we will pay you 18 months of your then current salary and 1.5 times your last bonus payment. In either case your health insurance benefits will continue until you commence employment elsewhere or until the end of the payout period. You would also receive a pro rata share of any long-term incentive payout.

STOCK GRANT:           Last year the board of directors approved a restricted
                       stock grant effective January 1, 1993.  We reserved
                       1,000 shares as a grant to the new president at the time he joined the company. The value is taxable to you. The shares vest in three years.

OTHER BENEFITS/        See enclosure
PERQUISITES:


Leo, if the meetings we have had together so far are an indication of the type of relationship that lies ahead, I am thrilled about the prospects. I look forward to working with you.

Best regards


/s/ Peter H. Coors
Peter H. Coors
Chief Executive Officer

PHC/cl

Enclosure

December 1, 1993


Mr. Alvin C. Babb
Executive Vice President
Coors Brewing Company
BC 400
Golden, CO  80401

RE:  Agreement Regarding Severance or Termination

Dear Al:

This letter sets forth the terms and conditions that will apply in the event that your employment with Coors Brewing Company is terminated between now and December 31, 1996.

Either you or Coors may terminate your employment at any time prior to December 31, 1996, with thirty (30) days' prior written notice.

While employed, you will receive salary and other benefits in accordance with company practice. Attached to this letter is a list of the benefits you will receive at the termination of this agreement. You will receive the medical plan benefits provided by the Company at the time of your termination. In addition, Coors will provide you, on an after-tax basis, with any additional benefits necessary to assure that you receive in the aggregate the same benefits you would have been entitled to receive, on an after-tax basis, if you had retired under the medical program in effect in October 1993.

If your employment is terminated on or before December 31, 1996, within thirty
(30) business days after such termination, the Company will pay you an amount equal to the sum of two times your annual salary at the date of termination (but not less than two times your current salary of $268,800) plus a lump-sum payment under your salary continuation agreement calculated at your annual base salary at the date of termination (but not less than your current salary) and using a five percent (5%) annual discount rate. This figure includes the payment you are entitled to receive under salary continuation or supplemental pension or severance arrangements.

Should you die before termination of this agreement, the Company's financial obligation to you may be fulfilled in whole or in part through payment of your existing Company-paid officers' life insurance policy (six times salary), but in no event will you be entitled to receive a total of more than the greater of the amount payable under such officer's life insurance and the amount payable under the preceding paragraph.

Al, you may not assign your rights or obligations under this agreement. Any dispute arising under this agreement will be settled in Denver, Colorado, in accordance with the rules of the American Arbitration Association then in effect. The parties shall be entitled to discovery as permitted by the Colorado Rules of Civil Procedure.

Your signature below indicates that you agree to the employment terms set forth in this letter.

COORS BREWING COMPANY


By: /s/ W. Leo Kiely, III



/s/ Alvin C. Babb
Alvin C. Babb
Date:  12/15/93

                              ATTACHMENT TO LETTER
                               TO ALVIN C. BABB
                               DECEMBER 1, 1993


As an Officer of Coors Brewing Company, if you are eligible for and elect regular retirement after electing to terminate your employment under the Enhanced Voluntary Severance Program, you are eligible for the following benefits at the time of your retirement:

GROUP HEALTH:

Medical - In-Network - You and your eligible dependents are provided with 100% medical coverage of approved charges if you participate in the HHA process, 85% without HHA. All eligible dependent children have 100% coverage of approved charges. If you use an out-of-network provider, there is a $250 per individual deductible and coverage will be reduced to 65% or 70% depending on HHA participation.

Dental - Coors provides you and your eligible dependent with 100% coverage of approved expenses.

Prescription Drugs - Coors will pay 100% of prescription drugs for you and your eligible dependents.

The current premium for Group Health coverage is $50.00 per month for eligible dependent coverage.

Officer Life Insurance - Coverage will cease upon date of retirement; you may purchase all or any part of the policy at the cash value less any policy loan.

Annual Physical - A complete physical examination is provided annually for you through the Coors Medical Center. This benefit will continue when you retire.

Adoption Assistance - This benefit will cease upon date of retirement.

Equity Incentive Plan - You may exercise your Options under this Plan until the earliest of either the day your Option Period expires, or three months following the date of your retirement.

NQSO - You may exercise your options until the earliest of either the day your Option Period expires or two months following the date of your retirement.

Deferred Compensation - Coors will pay you an amount based upon 30% of your last annual salary including officer's salary. One year will be added to your age and to your service when calculating your benefits and you will receive a vested benefit payable in a lump sum. Vesting will be 1% of final annual pay for each full year with the Company. This benefit is reduced for early retirement form either age 65 or Rule of 85 date. You will receive the greater of your deferred compensation benefit per your agreement or the Enhanced Deferred Compensation amount (as stated above).

Officers' Salary - Your Officers' salary ceases when you retire but is use in the calculation of your retirement benefit and deferred compensation.

Car - You have the option of purchasing your company car at the Company's book value.

Country Club Membership - You may assume the membership for your use during retirement upon payment of the monthly dues and any assessment fees.

Financial Planning - You may continue this service for two years following your date of retirement. The cost of this service is assumed by Coors.

Sports Tickets - Unused tickets to sporting events must be returned to the Company at date of retirement.

June 15, 1993

Mr. William H. Weintraub
3461 Winding Oaks Drive
Longboat Key, FL  34228

Dear Bill,

It is my intention to summarize in this letter all of the details associated with our employment offer to you.

It is with great pleasure that we offer to you the position of Vice President, Marketing, for the Coors Brewing Company. You will be reporting to Leo Kiely at an annual base salary of $254,000. Your salary will be reviewed annually and adjusted January 1 of each year. In addition to your base salary, you will be paid a lump sum officer's fee of $10,000 each July 1. A new executive compensation program is currently being designed that will include both annual and long-term incentive programs. You will participate in it.

     Annual Management Incentive Program - In 1993 and 1994 you will be paid a minimum of 40% of the base salary you are paid in those years. The annual bonuses will be paid by February 28 of the subsequent year (i.e. February 28, 1994 and February 28, 1995). I believe that the annual incentive program being designed will have a target of about 40% of annual base pay with payout possibilities ranging from 10% to possibly as much as 60% of annual base pay. It is our intention to design and to implement a very competitive and motivating annual incentive program effective 1/1/94.

     Long-Term Incentive Program - The long-term incentive program will be in addition to the annual bonus program referred to above. The plan is being designed to provide lucrative rewards to participants if business performance objectives are met and shareholder value is increased.

You will receive all of the benefits which are briefly reviewed in an outline which has already been provided to you. In addition the current company officers' automobile policy should give you more details about that particular benefit. However, I would be happy to answer any remaining unanswered questions you may have about the benefits you will have.

In the very unlikely event that your employment with the company should be terminated for reasons other than cause during the first two years of employment, fifteen months of total salary (base salary plus 40% target bonus) will be paid to you. After your first two years of employment, you will be covered by the standard officer severance package, which is currently one year of base salary plus a pro rata amount of the actual bonus earned in that year.

The company will pay costs associated with your relocation to the Denver metropolitan area. The details of our program are more fully explained in the policy which as been provided to you. Since your home is in an area where real estate values cycle seasonally, we have agreed that the company will pay normal closing costs on the home you purchase in Colorado now and that you can delay sale of your home in Florida until "prime selling time." At that time you will have the options of selling your Florida home yourself or selling it to the Coors Brewing Company per the procedure outlined in the Relocation Policy. As a part of your relocation, the company will pay you a one-month salary stipend to cover incidental costs normally associated with moving.

You requested in our telephone conversation yesterday afternoon that your offer include a brief description of your responsibilities upon joining our company. I have not included that in this letter. That is because discussions and analysis for how to organize the marketing organization so that it is the most effective are currently underway. You will certainly be a key person in those decisions. It is distinctly possible that you will have additional responsibilities, but you need to discuss those possibilities with Leo Kiely.

Enclosed you will find a copy of Coors Brewing Company inventions and Nondisclosure Agreement. This agreement should be signed, dated, and returned. The bottom copy is for your records.

We anticipate a long and mutually rewarding relationship. However, you should know that your employment is "at will" with no obligation on either you or the company to continue for a set length of time.

I think that covers everything. If there is something we've discussed which isn't included in this letter, or if you have other questions that remain unanswered, please let me know.

Best regards,


/s/ Gerry L. Kaveny
Gerry L. Kaveny
Executive Vice President
Administration and Finance

Enclosure:  Coors Brewing Company Invention Agreement

June 11, 1993


Mr. William H. Weintraub
3461 Winding Oaks Drive
Longboat Key, FL  34118

Dear Bill,

In this letter I will try to "wrap up" some of the details we've discussed on the phone this week:

1. Severance: Should you be terminated from the company for reasons other than cause during the first two years of employment, fifteen months of total salary (base salary plus 40% target bonus) will be paid to you. After the first two years, you will receive the standard officer severance package which is currently one year of base salary plus a pro rata amount of the actual bonus earned in that year.

2. You will be eligible to participate in the long-term incentive plan that is being developed. The long-term incentive plan will be in addition to the annual bonus program which Leo referred to in an earlier letter to you. I can't provide details of the plan to you since it isn't yet designed. However, I can say that the plan is being designed to provide lucrative rewards to participants if business performance objectives are met and shareholder value is increased.

3. As you requested, enclosed is the current company officers' automobile policy.

4.  I've included two recent analyst reports as you requested.

5. By now, Nadine Detro from Golden Equities, Inc. has probably contacted you. Nadine should be able to answer any questions and be a great assistance in making your relocation as simple as possible. She can be trusted to maintain the confidentiality of your situation.

I think this covers everything we discussed and you requested. Feel free to call me if other questions arise.

Welcome aboard!

Yours very truly,


/s/ Gerry L. Kaveny
Gerry L. Kaveny
Executive Vice President
Administration and Finance

pc:  Leo Kiely